FOR IMMEDIATE RELEASE

Press Release 01-6
Contact:  Robert Schulman, President and Co-CEO,
          Tremont Advisers, Inc. 914-925-1140


               TREMONT ADVISERS STOCKHOLDERS APPROVE PURCHASE
                     BY OPPENHEIMER ACQUISITION CORP.;
                  Transaction Scheduled To Close October 1

Rye, NY, September 26, 2001 - Tremont Advisers, Inc. (Nasdaq Small Cap:
TMAV) today announced that the proposed terms for the acquisition of Tremont by Oppenheimer Acquisition Corp. (OAC) were adopted by Tremont's stockholders at a special meeting held on September 25, 2001. According to Tremont, with the approval of the acquisition by its stockholders, all conditions to the transaction have been satisfied and the closing has been scheduled for October 1, 2001.

OAC and Tremont announced in July that OAC would acquire all of the outstanding shares of Tremont at $19 per share, merging one of the leaders in the hedge fund industry with the strong distribution capabilities of OppenheimerFunds, one of the nation's most respected mutual fund managers. Under the terms of the acquisition, Tremont, one of the world's top hedge fund advisory and information firms, will be operated as an independent, wholly owned subsidiary of OAC.

Oppenheimer Acquisition Corp., the parent of OppenheimerFunds, Inc., is a subsidiary of Massachusetts Mutual Life Insurance Company, a global, diversified financial services company with $213 billion in assets under management at year-end 2000. Founded in 1959, OppenheimerFunds, Inc. is one of the nation's most respected mutual fund managers. As of June 30, 2001, the company and its subsidiaries managed assets of more than $120 billion, held in more than seven million shareholder accounts. OppenheimerFunds is not affiliated with either CIBC World Market nor Oppenheimer Capital, the investment management firm affiliated with PIMCO Advisors, LP.

Tremont Advisers, Inc. is a diversified holding company which, through its subsidiaries, is primarily engaged in three core businesses: advisory services, information retrieval and sale, and investment products for the global alternative investment industry. Through its London-based information and research subsidiary, Tremont TASS (Europe) Limited, the firm provides data on the performance of more than 2,500 alternative investment managers and funds and promotes advisory and other products throughout Europe. Tremont advises on more than $8 billion in alternative investments and manages more than $1.5 billion of client assets in its proprietary funds. It has more than $250 million in life insurance policies in force, which are invested in alternative investments on behalf of clients. Tremont's wholly owned subsidiaries, Tremont Partners, Inc. and Tremont Securities, Inc., are registered as an investment adviser under the Investment Advisers Act of 1940, and as a broker-dealer under the Securities Exchange Act of 1934, respectively. Tremont is headquartered in Rye, New York and has offices in Toronto, Bermuda and London.

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For more information on Tremont Advisers, Inc., visit
www.tremontadvisers.com Certain statements in this Press Release may constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. The Company assumes no obligation to update these forward looking statements to reflect actual results, changes in assumption or changes in other factors affecting such forward looking statements.